                                 NORTHERN FUNDS

                           (a Delaware business trust)

            AMENDMENT NO. 4 TO THE AGREEMENT AND DECLARATION OF TRUST


                  The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds (the "Delaware Trust") on February 2, 2001:

        RESOLVED, that pursuant to Article V of the Agreement and Declaration of Trust of the Delaware Trust, an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Delaware Trust be, and hereby are, classified into an initial class of shares in the Value Fund;

        FURTHER RESOLVED, that each share of such class of the Value Fund shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of the Trust with respect to its shares of beneficial interest; and

        FURTHER RESOLVED, that the officers of the Delaware Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in the name of the Delaware Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolutions.


Date:    February 2, 2001                            /s/ Jeffrey A. Dalke
                                                     ---------------------------
                                                     Jeffrey A. Dalke
                                                     Secretary